UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 21, 2009

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Address of principal executive offices including Zip Code)

(330) 659-8900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2009, the Board of Directors (the “Board”) of National Interstate Corporation (the “Company”) appointed Arthur J. Gonzales, age 49, Vice President, General Counsel and Secretary of the Company, effective February 17, 2009. Prior to joining the Company, Mr. Gonzales served as Executive Vice President and General Counsel of J. and P. Holdings, Inc. and its insurance subsidiaries from 2005-2008 and held various positions at Vesta Shelby Select Insurance Companies from 1998-2005 including Senior Vice President, General Counsel and Secretary. Prior to 1998, Mr. Gonzales served as corporate counsel for Anthem Shelby Insurance Companies, served as a judicial clerk for the Third District Court of Appeals of Ohio for five years and worked in private practice. Mr. Gonzales holds a B.A. from Baldwin-Wallace College and a Juris Doctorate from Ohio Northern University.

The Company has not entered into an employment agreement with Mr. Gonzales.

ITEM 8.01	Other Events.

On February 21, 2009, the Board of the Company approved a dividend of $0.07 per common share, payable on March 13, 2009 to shareholders of record of the Company’s common shares as of the close of business on March 3, 2009.

The Company also announced anticipated dividend dates for the second, third and fourth quarters of 2009 of June 12, 2009, September 11, 2009 and December 11, 2009, respectively. As stated in the Company’s dividend policy in the 2007 Annual Report on Form 10K, the declaration and payment of dividends remains subject to the discretion of the Board, and will depend on, among other things, the Company’s financial condition, results of operations, capital and cash requirements, future prospects, regulatory and contractual restrictions on the payment of dividends by insurance company subsidiaries and other factors deemed relevant by the Board. The Board stated its intention to review the Company’s dividend policy at least annually during its first quarter meeting.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of National Interstate Corporation dated February 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

By:	/s/ Julie A. McGraw
Julie A. McGraw
Vice President and Chief Financial Officer

Date: February 25, 2009